Exhibit 10.15

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between Nine Energy Service, LLC (the “Company”), and Ann Fox (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth and Executive desires to be employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE I

DEFINITIONS

In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below:

1.1 “Board” shall mean the Board of Directors of Nine Energy Service, Inc. (“Nine Energy”).

1.2 “Cause” shall mean a determination by the Company or Nine Energy that Executive (a) has engaged in gross negligence or willful misconduct in the performance of Executive’s duties with respect to the Company or any of its affiliates, (b) has breached any material provision of this Agreement or any other written agreement among Executive and the Company or any of its affiliates, as such agreement(s) may be amended from time to time, or any corporate policy or code of conduct established by the Company or any of its affiliates as in effect from time to time, (c) has willfully engaged in conduct that is injurious to the Company or any of its affiliates, or (d) has committed or been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication with respect to a felony or any crime or misdemeanor involving fraud, dishonesty or moral turpitude (or a crime or misdemeanor of similar import in a foreign jurisdiction).

1.3 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.4 “Date of Termination” shall mean the date Executive’s employment with the Company is considered to have terminated pursuant to Section 3.5.

1.5 “Good Reason” shall mean the occurrence of any of the following events:

(a) a material diminution in Executive’s Base Salary, other than as part of a decrease of up to 10% of the base salaries for all of the Company’s executive officers; or

(b) the involuntary relocation of the geographic location of Executive’s principal place of employment by more than 75 miles from the location of Executive’s principal place of employment as of the Effective Date.

Notwithstanding the foregoing provisions of this Section 1.5 or any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for “Good Reason” shall not be effective unless all of the following requirements are satisfied: (i) the condition described in Section 1.5(a), (b) or (c) giving rise to Executive’s termination of employment must have arisen without Executive’s consent; (ii) Executive must provide written notice to the Company of such condition in accordance with Section 10.1 within 45 days of the initial existence of the condition; (iii) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (iv) the date of Executive’s termination of employment must occur within 90 days after the initial existence of the condition specified in such notice.

1.6 “Notice of Termination” shall mean a written notice delivered by one party to the other party indicating the termination provision in this Agreement relied upon for termination of Executive’s employment and the intended Date of Termination.

1.7 “Release Expiration Date” shall mean the date that is 21 days following the date upon which the Company timely delivers to Executive the Release (as defined below), which shall occur no later than seven days after the Date of Termination or, in the event that the termination of Executive’s employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date.

1.8 “Section 409A Payment Date” shall mean the earlier of (a) the date of Executive’s death or (b) the date that is six months after the Date of Termination.

ARTICLE II

EMPLOYMENT AND DUTIES

2.1 Employment; Effective Date. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, pursuant to the terms of this Agreement beginning as of July 6, 2015 (the “Effective Date”) and continuing for the period of time set forth in Article III of this Agreement, subject to the terms and conditions of this Agreement.

2.2 Positions. From and after the Effective Date, the Company shall employ Executive and Executive shall serve in the position of Chief Executive Officer of Nine Energy or in such other position or positions as the Board may designate from time to time. As of the Effective Date, Executive has been appointed to the Board.

2.3 Duties and Services. Executive agrees to serve in the position(s) referred to in Section 2.2 and to perform diligently and to the best of Executive’s abilities the duties and services appertaining to such position(s), as well as such additional duties and services appropriate to such position(s) which the parties mutually may agree upon from time to time.

2.4 Other Interests. Executive agrees, during the period of Executive’s employment by the Company, to devote substantially all of Executive’s business time, energy and best efforts to the business and affairs of Nine Energy and its affiliates. Notwithstanding the foregoing, the parties acknowledge and agree that Executive may (a) engage in and manage Executive’s passive personal investments, (b) engage in charitable and civic activities, and (c) serve on the board of directors or similar governing body of those entities set forth on Appendix A hereto and any other entity otherwise approved by the Board (or a committee thereof); provided, however, that such activities described in clauses (a), (b) and (c) above shall only be permitted so long as such activities do not conflict with the business and affairs of Nine Energy or its affiliates or interfere with the performance of Executive’s duties hereunder.

2.5 Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of Nine Energy and the Company and to commit no act that would injure the business, interests, or reputation of Nine Energy, the Company or any of their affiliates. In keeping with these duties, Executive shall make full disclosure to the Board all business opportunities pertaining to the business of Nine Energy or any of its affiliates and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE III

TERM AND TERMINATION OF EMPLOYMENT

3.1 Term. Unless sooner terminated pursuant to other provisions hereof, the Company agrees to employ Executive for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Expiration Date”); provided, however, that beginning on the Initial Expiration Date, and on each anniversary of the Initial Expiration Date thereafter, if Executive’s employment under this Agreement has not been terminated pursuant to Sections 3.2 or 3.3, then said term of employment shall automatically be extended for additional one-year periods (each a “Renewal Term”) unless, on or before the date that is 60 days prior to the first day of any such Renewal Term, either party gives written notice to the other party that no such automatic extension shall occur, in which case the term of employment shall terminate as of the Initial Expiration Date or the end of the current Renewal Term, as applicable.

3.2 Company’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Executive’s employment with the Company shall automatically terminate upon Executive’s death and the Company may terminate Executive’s employment under this Agreement at any time for any of the following reasons by providing Executive with a Notice of Termination:

(a) upon Executive being unable to perform Executive’s duties or fulfill Executive’s obligations under this Agreement by reason of any physical or mental impairment for a continuous period of not less than three months as determined by the Company;

(b) for Cause; or

(c) for any other reason whatsoever or for no reason at all, in the sole discretion of the Company.

3.3 Executive’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Executive shall have the right to terminate Executive’s employment under this Agreement for Good Reason or for any other reason whatsoever or for no reason at all, in the sole discretion of Executive, by providing the Company with a Notice of Termination. In the case of a termination of employment by Executive pursuant to this Section 3.3, the Date of Termination specified in the Notice of Termination shall not be less than 15 nor more than 60 days from the date such Notice of Termination is given, and the Company may require a Date of Termination earlier than that specified in the Notice of Termination (and, if such earlier Date of Termination is so required, then it shall not change the basis for the termination of Executive’s employment nor be construed or interpreted as a termination of employment pursuant to Section 3.1 or Section 3.2).

3.4 Deemed Resignations. Unless otherwise agreed to in writing by Nine Energy or the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute (a) an automatic resignation of Executive as an officer of the Company and each affiliate of the Company and (b) an automatic resignation of Executive from the Board (if applicable), from the board of directors or similar governing body of any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative.

3.5 Meaning of Termination of Employment. For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company when Executive incurs a “separation from service” with the Company within the meaning of section 409A(a)(2)(A)(i) of the Code and the applicable Treasury regulations and interpretive guidance issued thereunder.

ARTICLE IV

COMPENSATION AND BENEFITS

4.1 Base Salary. During the term of this Agreement, Executive shall receive an annualized base salary of $350,000 (the “Base Salary”); provided, however, the Company may decrease Executive’s Base Salary by up to 10% as part of similar reductions of the base salaries applicable to all of the Company’s or Nine Energy’s executive officers. Executive’s Base Salary shall be paid in substantially equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.

4.2 Bonuses. Executive shall be eligible to participate in an annual cash incentive bonus program which will provide for a potential annual, calendar-year bonus based on criteria determined in the discretion of the Board (the “Annual Bonus”), it being understood that the target bonus at planned or targeted levels of performance and the actual amount of each Annual Bonus shall be determined in the discretion of the Board. The Company shall pay each Annual Bonus, if any, as soon as reasonably practicable after its receipt of audited financial statements for the applicable calendar year to which the bonus relates (the “Bonus Year”), but in no event shall such Annual Bonus, if any, be paid later than March 31 of the calendar year that follows such Bonus Year; provided, however, that Executive will be entitled to receive payment of an Annual Bonus for a Bonus Year only if Executive is employed by the Company on December 31 of the Bonus Year to which the Annual Bonus relates.

4.3 Other Benefits. During Executive’s employment hereunder, and subject to the terms and conditions of the applicable benefit plans and programs in effect from time to time, Executive shall be eligible to participate in all benefit plans and programs of the Company, including improvements or modifications of the same, which are now, or may hereafter be, available to other senior executives of the Company. The Company shall not, however, by reason of this Section 4.3, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to other senior executives generally. In addition, during Executive’s employment hereunder, the Company shall pay for a parking space at the Executive’s principal place of employment by the Company.

4.4 Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and I nthe service of the Company; provided, in each case that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company or Nine Energy. Any reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive); provided, however, that, upon Executive’s termination of employment with the Company, in no event shall any additional reimbursement be made prior to the Section 409A Payment Date to the extent such payment delay is required under section 409A(a)(2)(B)(i) of the Code. In no event shall any reimbursement be made to Executive for such fees and expenses after the later of (a) the first anniversary of the date of Executive’s death or (b) the date that is five years after the date of Executive’s termination of employment with the Company (other than by reason of Executive’s death).

4.5 Vacation and Sick Leave. During Executive’s employment hereunder, Executive shall be entitled to (a) sick leave in accordance with the Company’s policies applicable to its senior executives from time to time and (b) four weeks paid vacation each calendar year (none of which may be carried forward to a succeeding year).

4.6 Offices. Subject to Articles II, III, and IV hereof, Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of Nine Energy or any of the Company’s affiliates (or in an analogous role with such an affiliate) and as a member of any committees of the board of directors or similar governing bodies of any such entities, and in one or more executive positions of any of the Company’s affiliates.

ARTICLE V

PROTECTION OF INFORMATION

5.1 Disclosure to and Property of the Company. For purposes of this Article V, the term “the Company” shall include the Company and any of its affiliates, and any reference to “employment” or similar terms shall include a director, consulting and/or secondment relationship. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed, disclosed to or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise and whether prior to the

Effective Date or after) that relate to the Company’s or any of its affiliates’ businesses, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, strategies, business plans, product specifications, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) shall be disclosed to the Company and are and shall be the sole and exclusive property of the Company. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such Confidential Information or the Company’s ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of the Company. Executive agrees to perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Upon termination of Executive’s employment with the Company, for any reason, Executive promptly shall deliver all Confidential Information and Work Product, and all copies thereof, to the Company.

5.2 Disclosure to Executive. The Company shall disclose to Executive and place Executive in a position to have access to or develop Confidential Information and Work Product of the Company; and shall entrust Executive with business opportunities of the Company; and shall place Executive in a position to develop business goodwill on behalf of the Company.

5.3 No Unauthorized Use or Disclosure. Executive agrees to preserve and protect the confidentiality of all Confidential Information and Work Product. Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of, and Executive shall not remove from the Company premises, Confidential Information or Work Product of the Company, or make any use thereof, except, in each case, in the carrying out of Executive’s responsibilities hereunder. Executive shall use all reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Executive hereunder to preserve and protect the confidentiality of such Confidential Information. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order. At the request of the Company at any time, Executive agrees to deliver to the Company all Confidential Information that Executive may possess or control. Executive agrees that all Confidential Information and Work Product (whether now or hereafter existing) conceived, discovered or made by Executive during the period of Executive’s employment by the Company exclusively belongs to the Company (and not to Executive), and upon request by the Company for specified Confidential Information and/or Work Product, Executive will promptly disclose such Confidential Information and/or Work Product to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Affiliates of the Company shall be third party beneficiaries of Executive’s obligations under this Article V. As a result of Executive’s employment by the Company, Executive may also from time to time have access to, or knowledge of, confidential information or work product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party confidential information and work product.

5.4 Ownership by the Company. If, during Executive’s employment by the Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work relating to the Company’s business, products, or services is not prepared by Executive within the scope of Executive’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work. If the work relating to the Company’s business, products, or services is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire during Executive’s employment by the Company, then Executive hereby agrees to assign, and by these presents does assign, to the Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

5.5 Assistance by Executive. During the period of Executive’s employment by the Company, Executive shall assist the Company and its nominee, at any time, in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee(s) and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. After Executive’s employment with the Company terminates, at the request from time to time and expense of the Company, Executive shall assist the Company or its nominee(s) in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries provided, however, that such assistance from Executive after Executive’s employment with the Company terminates shall not require Executive to expend unreasonable periods of time or unreasonably interfere with any obligations Executive may have to provide services to other persons or entities.

5.6 Remedies. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article V by Executive, and the Company shall be entitled to enforce the provisions of this Article V by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article V but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of this Article V, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive and Executive’s spouse, if applicable, all payments and benefits that had been suspended pending such determination.

ARTICLE VI

EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION

6.1 Effect of Termination of Employment on Compensation.

(a) If Executive’s employment hereunder shall terminate at the expiration of the term provided in Section 3.1 after either party has given the other party written notice of non-renewal, for any reason described in Section 3.2(a) or 3.2(b), pursuant to Executive’s resignation for other than Good Reason or by reason of Executive’s death, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive shall be entitled to (i) payment of all accrued and unpaid Base Salary earned to the Date of Termination as well as any Annual Bonus that has been earned pursuant to Section 4.2 for the calendar year ending on or prior to the Date of Termination but remains unpaid as of the Date of Termination (which Annual Bonus, if any, shall be paid in a lump sum at the time provided for payment in Section 4.2), (ii) reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with Section 4.4, and (iii) benefits to which Executive is entitled under the terms of any applicable benefit plan or program.

(b) If Executive’s employment hereunder shall terminate pursuant to Executive’s resignation for Good Reason or by action of the Company pursuant to Section 3.2 for any reason other than those encompassed by Section 3.2(a) or 3.2(b), then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that (i) Executive shall be entitled to receive the compensation and benefits described in clauses (i) through (iii) of Section 6.1(a), and (ii) if, on the Date of Termination, the Company does not have a right to terminate Executive’s employment under Section 3.2(a) or 3.2(b), then subject to (x) Executive’s execution and delivery to the Company by the Release Expiration Date (and non-revocation within any time provided to do so) of a release of all claims in a form acceptable to the Company (the “Release”), which shall release and discharge the Company and its affiliates, subsidiaries and benefit plans, and their respective stockholders, officers, directors, managers, members, partners, employees, fiduciaries, agents, representatives and other affiliated persons and entities from any and all claims and causes of action of any kind or character, including all claims and causes of action arising out of Executive’s employment with the Company or its affiliates; and (y) Executive’s continued compliance with Executive’s obligations under Articles V and VII, then Executive shall be entitled to receive the following payments and benefits:

(A) A severance payment equal to the aggregate of: (i) Executive’s then-current annualized Base Salary and (ii) Executive’s then-current target Annual Bonus (the aggregate sum of (i) and (ii) being the “Severance Amount”), which Severance Amount will be divided into 12 substantially equal installments. On the last day of the month that includes the date that is 60 days after the Date of Termination, the Company shall pay to Executive, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Date of Termination and ending on such last day of the month had the installments been paid on a monthly basis commencing on the Company’s monthly payroll date coincident with or next following the Date of Termination, and each of the remaining installments shall be paid on a monthly basis thereafter; provided, however, that to the extent, if any, that the aggregate amount of such installments that would otherwise be paid pursuant to the preceding provisions of this clause (A) after March 15 of the calendar year following the calendar year in which the Date of Termination occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and such installments payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installments until the aggregate reduction equals such excess). The right to payment of the installment amounts pursuant to this Section 6.1(b)(A) shall be treated as a right to a series of separate payments for purposes of section 409A of the Code.

(B) During the portion, if any, of the 12-month period following the Date of Termination that Executive elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and/or sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, the Company shall promptly reimburse Executive on a monthly basis for the entire amount Executive pays to effect and continue such coverage; provided, however, that such monthly reimbursement shall in no event exceed the monthly amount that would be charged by the Company to effect and continue COBRA coverage similar in amount and type of coverage Executive was receiving from the Company immediately prior to the Date of Termination. Notwithstanding the preceding provisions of this clause (B), if the provision of the benefit described in such clause cannot be provided in the manner described in such clause without penalty, tax or other adverse impact on the Company, then the Company and Executive shall negotiate in good faith to determine an alternative manner in which the Company may provide a substantially equivalent benefit to Executive without such adverse impact on the Company.

(c) Notwithstanding the time of payment provisions of Sections 6.1(a) and (b) above, if Executive is a specified employee (as such term is defined in section 409A of the Code and as determined by the Company in accordance with any method permitted under section 409A of the Code) and the payment of the amount described in such Section would be subject to additional taxes and interest under section 409A of the Code because the timing of such payment is not delayed as provided in section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then such amount shall be accumulated and paid (without interest) in a lump sum within five business days after the Section 409A Payment Date. All subsequent payments, if any, shall be paid in the manner otherwise specified herein.

ARTICLE VII

NON-COMPETITION AGREEMENT

7.1 Definitions. As used in this Article VII, the following terms shall have the following meanings:

“Business” means: (x) for the period of time in which Executive is employed by the Company, the provision and sale of the products and services provided by the Nine Energy and its subsidiaries during the course of Executive’s employment with the Company and any of its affiliates and other products and services that are functionally equivalent to the foregoing and (y) for the period of time within the Prohibited Period in which Executive is not employed by the Company, the provision and sale of the products and services that were provided by the Nine Energy and its subsidiaries during the period of time in which Executive was employed by the Company or its affiliates and other products and services that are functionally equivalent to the foregoing. The Business includes for purposes of both clauses (x) and (y), without limitation: (1) the provision of wireline services, cementing services, bridge plug services, tubing conveyed perforating and logging services and the sale or rental of equipment relating thereto in connection with the production of oil and natural gas; and (2) the provision of equipment and services used in the completion of wells for the production of oil and natural gas.

“Competing Business” means any business, individual, partnership, firm, corporation or other entity (other than an affiliate of the Nine Energy, L.E. Simmons & Associates, Incorporated (“LESA”) and its affiliates, or another entity in which SCF-V, L.P., a Delaware limited partnership, SCF-VI, L.P., a Delaware limited partnership, SCF-VII, L.P., a Delaware limited partnership, SCF-VIII, L.P., a Delaware limited partnership, or any future limited partnership established by an affiliate of LESA has an ownership interest) which engages in, or is preparing to engage in, the Business in the Restricted Area. In no event will Nine Energy or any of its subsidiaries be deemed a Competing Business.

“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.

“Prohibited Period” means the period during which Executive is employed hereunder and a period of one year following the date that Executive is not employed by Nine Energy or any of its subsidiaries.

“Restricted Area” means the geographic areas set forth on Appendix B hereto and any other geographic area within a 100-mile radius of any other location where the Nine Energy or any of its subsidiaries conducts or has material plans to conduct the Business and Executive has direct or indirect responsibilities for, or Confidential Information about, such Business.

7.2 Non-Competition; Non-Solicitation. Executive and the Company agree that the non-competition and non-solicitation provisions of this Article VII are a material inducement for the Company to employ Executive and that this Article VII is necessary to protect the trade secrets and other Confidential Information of the Company or its affiliates disclosed or entrusted to Executive by the Company or its affiliates or created or developed by Executive for the Company or its affiliates, and to protect the business goodwill of the Company or its affiliates (including Nine Energy) developed through the efforts of Executive and/or the business opportunities disclosed or entrusted to Executive by the Company or its affiliates.

(a) Subject to the exceptions set forth in Section 7.2(b) and 7.2(d) below, Executive expressly covenants and agrees that during the Prohibited Period (i) Executive will refrain from carrying on or engaging in, directly or indirectly, any business similar to that of Nine Energy or any of its subsidiaries in the Restricted Area. Accordingly, Executive covenants and agrees that she will not, and Executive will cause Executive’s affiliates not to, directly or indirectly, own, manage, operate, join, become an employee of, partner in, owner or member of (or an independent contractor to), control or participate in, be connected with or loan money to, sell or lease equipment or property to, or otherwise be affiliated with any business, individual, partnership, firm, corporation or other entity which constitutes a Competing Business in the Restricted Area, as Executive expressly agrees that each of the foregoing activities would represent carrying on or engaging in a business similar to (or the same as) Nine Energy or its subsidiaries, as prohibited by this Section 7.2(a).

(b) Notwithstanding the restrictions contained in Section 7.2(a), Executive or any of Executive’s affiliates may own an aggregate of not more than 2% of the outstanding stock of any class of any corporation that is a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 7.2(a), provided that neither Executive nor any of Executive’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

(c) Executive further expressly covenants and agrees that during the Prohibited Period, Executive will not, and Executive will cause Executive’s affiliates not to (i) engage or employ, solicit or contact with a view to the engagement or employment of, or recommend or refer to any person or entity (other than the Company or one of its affiliates) for engagement or employment any person who is an officer or employee of the Company or any of its affiliates or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company or any of its affiliates any person or entity who or which is a customer of any of such entities during the period during which Executive is employed by the Company.

(d) Notwithstanding the above-referenced limitations in Sections 7.2(a) and 7.2(c)(ii) above, such limitations shall not apply in those portions of the Restricted Area located within the State of Oklahoma. Instead, Executive agrees that the restrictions on Executive’s activities within those portions of the Restricted Area located within the State of Oklahoma (in addition to those restrictions set forth in Section 7.2(c)(i) and Article V above) shall be as follows: during the Prohibited Period, Executive will not directly or indirectly solicit the sale of goods, services, or a combination of goods and services from the established customers of Nine Energy or its subsidiaries.

(e) Before accepting employment with any other person or entity while employed by the Company or during the Prohibited Period, Executive will inform such person or entity of the restrictions contained in this Article VII.

7.3 Relief. Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 7.2 are reasonable in all respects and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. Executive and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Article VII by Executive, and the Company or its affiliates shall be entitled to enforce the provisions of this Article VII by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of this Article VII, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive all payments that had been suspended pending such determination. Each affiliate of the Company shall be a third-party beneficiary of Executive’s commitments and obligations under this Article VII.

7.4 Reasonableness; Enforcement. Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of this Article VII. Executive acknowledges that the geographic scope and duration of the covenants contained in this Article VII are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the Company’s and its affiliates’ operations of the Business, (b) Executive’s level of control over and contact with the Company’s and Nine Energy’s business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted by the Company or its affiliates throughout the Restricted Area, (d) the fact that

Executive constitutes managerial and executive personnel of the Company and Nine Energy who will be materially associated with the Company’s and Nine Energy’s goodwill, and (e) the amount of Confidential Information that Executive is receiving in connection with the performance of Executive’s duties hereunder. It is the desire and intent of the parties that the provisions of this Article VII be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Executive and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article VII invalid or unenforceable.

7.5 Reformation. The Company and Executive agree that the foregoing restrictions are reasonable in all respects and that any breach of the covenants contained in this Article VII would cause irreparable injury to the Company and Nine Energy. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that Executive will receive sufficient consideration from the Company to justify such restriction. Further, Executive acknowledges that Executive’s skills are such that Executive can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make this provision enforceable under the law or laws of all applicable states, provinces and other jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Executive under this Agreement.

ARTICLE VIII

DISPUTE RESOLUTION

8.1 Arbitration. All claims or disputes between Executive and the Company or its parents, subsidiaries and affiliates (including, without limitation, claims relating to the validity, scope, and enforceability of this Article VIII and claims arising under any federal, state or local law regarding the terms and conditions of employment or prohibiting discrimination in employment or governing the employment relationship in any way) shall be submitted for final and binding arbitration in Houston, Texas in accordance with the then-applicable rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The arbitration shall be conducted by a single arbitrator chosen pursuant to the then-applicable rules for resolution of employment disputes of the AAA, and the Company shall bear the costs of such arbitration. For the avoidance of doubt, the Company’s assumption of costs referenced in the previous sentence applies to the costs of the AAA only, and does not include attorney or expert fees or other fees or costs incurred by Executive. The arbitrator shall apply the substantive law of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted. The results of the arbitration and the decision of the arbitrator will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law. No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute(s) of limitations. In the event either party must resort to the judicial process to enforce the provisions of this Agreement, the award of an arbitrator or equitable relief granted by an arbitrator, the party successfully seeking enforcement shall be entitled to recover from the other party all costs of such litigation including, but not limited to, reasonable attorneys’ fees and court costs. To the fullest extent permitted by law, all proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by the parties. Notwithstanding the foregoing, Executive and the Company further acknowledge and agree that a court of competent jurisdiction residing in Houston, Texas shall have the power to maintain the status quo pending the arbitration of any dispute under this Article VIII, and this Article VIII shall not require the arbitration of any application for emergency, temporary or preliminary injunctive relief (including temporary restraining orders) by either party pending arbitration, including, without limitation, any application for emergency, temporary or preliminary injunctive relief for any claim arising out of Article V or Article VII of this Agreement; provided, however, that the remainder of any such dispute beyond the application for such emergency, temporary or preliminary injunctive relief shall be subject to arbitration under this Article VIII. THE PARTIES ACKNOWLEDGE THAT, BY SIGNING THIS AGREEMENT, THEY ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHTS THAT THEY MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY CLAIM THAT IS SUBJECT TO THIS ARTICLE VIII.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) five business days after deposit in the United States mail, if delivered by certified mail, postage prepaid, return receipt requested or (c) one business day after deposit with a delivery service if delivered by a nationally recognized overnight delivery service with proof of receipt maintained as follows:

If to Executive, addressed to:	Ann Fox

If to the Company, addressed to:	Nine Energy Service, LLC
c/o SCF Partners
600 Travis, Suite 6600
Houston, TX 77002
Attn: Andy Waite

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

9.2 Applicable Law; Submission to Jurisdiction.

(a) This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

(b) With respect to any claim or dispute related to or arising under this Agreement for which an application for emergency or temporary injunctive relief may be made (as provided in Article VIII), the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Harris County, Texas.

9.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.4 Severability. If an arbitrator or a court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision (or portion thereof) of this Agreement, and all other provisions and portions of this Agreement shall remain in full force and effect.

9.5 Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

9.6 Withholding of Taxes and Other Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

9.7 Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

9.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

9.9 Affiliate and Subsidiary. As used in this Agreement, (a) the term “affiliate” as used with respect to a particular person or entity shall mean any other person or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity and (b) the term “subsidiary” as used with respect to a particular entity shall mean a direct or indirect subsidiary of such entity.

9.10 Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company may assign this Agreement, including to any affiliate or subsidiary or successor, without the consent of Executive. Except as provided in the preceding sentences, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

9.11 Effect of Termination of Employment Relationship. The provisions of Articles V, VI, VII and VIII, and those provisions necessary to interpret, apply and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Executive and the Company.

9.12 Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof including, without limitation, any prior employment agreement between Executive and the Company or an affiliate, are hereby null and void and of no further force and effect, and this Agreement shall supersede all other agreements, written or oral, that purport to govern the terms of Executive’s employment (including Executive’s compensation) with the Company or any of its affiliates. Notwithstanding the foregoing, nothing herein shall supersede or replace that certain Subscription Agreement dated as of February 28, 2013 between Executive and Nine Energy or that certain Nonstatutory Stock Option Agreement made as of February 28, 2013 between Executive and the Nine Energy.

9.13 Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement.

9.14 Actions by the Board. Any and all determinations or other actions required of the Board hereunder that relate specifically to Executive or the terms and conditions of Executive’s service to Nine Energy shall be made by the members of the Board other than Executive if Executive is a member of the Board, and Executive shall not have any right to vote or decide upon any such matter.

9.15 Executive’s Representations and Warranties. Executive represents and warrants to the Company that (a) Executive does not have any agreements with Executive’s prior employers or other third parties that will prohibit Executive from working for the Company or fulfilling Executive’s duties and obligations to the Company or any of its affiliates pursuant to this Agreement and (b) Executive has complied with all duties imposed on Executive with respect to Executive’s former employers; Executive does not possess any tangible property belonging to Executive’s former employers and Executive will not use or disclose any legally protected information belonging to any former employer or other third party in the course of Executive’s employment hereunder.

9.16 Delayed Payment Restriction. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under section 409A of the Code if Executive’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing or any other provision in this Agreement, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, section 409A of the Code and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with section 409A of the Code.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 6th day of July 2015.

NINE ENERGY SERVICE, LLC

By:	/s/ Andrew L. Waite
Name:	Andrew L. Waite
Title:	President & Chief Executive Officer

ANN FOX

/s/ Ann Fox

APPENDIX A

PERMITTED ACTIVITIES

As of the Effective Date, Executive is serving on the board of directors or similar governing body of the following entities:

NONE.

A-1

APPENDIX B

RESTRICTED AREA

The following States: Alaska, Colorado, Montana, New Mexico, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, West Virginia and Wyoming

The following parishes within the State of Louisiana: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, DeSoto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, Lafayette, Lafourche, LaSalle, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, and Winn.